                                                               Exhibit 10.xxxiii

                                                                 January 1, 2000

Name
Title
The Mead Corporation
Courthouse Plaza N.E.
Dayton, Ohio 45463

Dear Name:

The Mead Corporation (the "Corporation") recognizes that your contribution to the growth and success of the Corporation has been substantial and desires to assure the Corporation of your continued employment. In this connection the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in the employ of the Corporation, the Corporation agrees that you shall receive the severance benefits set forth in
Section 4 hereof in the event your employment with the Corporation is terminated subsequent to a "Change in Control of the Corporation" (as defined in Section 2 hereof) under the circumstances described below.

     1.   Term of Agreement. This Agreement will commence on the date hereof and
          -----------------
shall continue in effect until December 31, 2000; provided, however, that commencing on January 1, 2001 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than November 1 of the preceding year, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, if a Change in Control of the Corporation shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such Change in Control of the Corporation occurred.

     2.   Change in Control of the Corporation.
          ------------------------------------

            (a) No benefits shall be payable hereunder unless there shall have been a Change in Control of the Corporation, as set forth below. For purposes of this Agreement, a "Change in Control of the Corporation" shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

                 (i) date of expiration of a Tender Offer (other than an offer by the Corporation), if the offeror acquires Shares pursuant to such Tender Offer;

                 (ii) the date of approval by the shareholders of the Corporation of a definitive agreement: (x) for the merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation into or with another corporation, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent ((i) in the case of a merger or consolidation of the Corporation, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, or (ii) in the case of a merger or consolidation of any direct or indirect subsidiary of the Corporation, either by remaining outstanding if the Corporation continues as a parent of the merged or consolidated subsidiary or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the voting securities of the Corporation or such surviving or parent entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation's then outstanding securities, or (y) for the sale or disposition of all or substantially all of the assets of the Corporation, other than a sale or disposition by the Corporation of all or substantially all of the Corporation's assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned (directly or indirectly) by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or disposition;

                 (iii) (x) any Person is or becomes the Beneficial Owner of 20% or more of the voting power of the then outstanding securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or its affiliates), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) (1) of paragraph (ii) above or (y) the date of authorization, by both a majority of the voting power of the Corporation and a majority of the portion of such voting power excluding the voting power of interested Shares, of a control share acquisition (as such term in defined in Chapter 1701 of the Ohio Revised Code); and

                 (iv) a change in the composition of the Board of Directors such that individuals who were members of the Board of Directors on the date two years prior to such change (and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) who were elected, or were nominated for election, by the Corporation's shareholders with the affirmative vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two year period or whose election or nomination for election was previously so approved) no longer constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

     Terms used in this Section 2 have the following meanings:

     "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the 1934 Act.

     "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the 1934 Act.

     "Person" shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

     "Tender Offer" means a tender offer or a request or invitation for tenders or an exchange offer subject to regulation under Section 14(d) of the 1934 Act and the rules and regulations thereunder, as the same may be amended, modified or superseded from time to time.

          (b) For purposes of this Agreement, a "Potential Change in Control of the Corporation" shall be deemed to have occurred if (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation, (ii) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation, (iii) any person is declared to be an "Adverse Person" by the Board under the Rights Agreement dated November 9, 1996; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Corporation has occurred. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Corporation, you will remain in the employ of the Corporation until the earliest of (i) a date which is six (6) months from the occurrence of such Potential Change in Control of the Corporation, (ii) the termination by you of your employment by reason of Disability or Retirement (at your normal retirement date), as defined in Section 3(a), or (iii) the occurrence of a Change in Control of the Corporation.

     3.   Termination Following a Change in Control of the Corporation. If any
          ------------------------------------------------------------
of the events described in Section 2 hereof constituting a Change in Control of the Corporation shall have occurred, subject to the limitations of Section 4(e) hereof, you shall be entitled to the benefits provided in Section 4(d) hereof upon the termination of your employment during the term of this Agreement unless such termination is (i) because of your death, Disability or Retirement, (ii) by the Corporation for Cause or (iii) by you other than for Good Reason.

          (a)  Disability; Retirement. If, as a result of your incapacity due to
               ----------------------
physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Corporation may terminate your employment for "Disability." Termination for Disability, in accordance with, and for the purposes of, this Agreement shall not necessarily mean that you are "terminated" for purposes of determining your participation in the Corporation's retirement, insurance and other applicable programs and plans. Your status as a terminated or inactive employee and your benefits under the Corporation's applicable programs and plans then in effect shall be determined in accordance with such programs and plans. Termination by the Corporation or you of your employment by reason of "Retirement" shall mean termination on or after your "normal retirement date," as defined in The Mead Retirement Plan for Salaried and Certain Non-Bargaining Hourly Employees as of the date hereof, or in accordance with any retirement arrangement established with your consent with respect to you.

          (b)  Cause. Termination by the Corporation of your employment for
               -----
"Cause" shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from termination by you for Good Reason), after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen (14) days of receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise or (iii) your conviction of a felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Corporation. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

          (c)  Good Reason. You shall be entitled to terminate your employment
               -----------
for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of the Corporation of any one or more of the following:

               (i) the assignment to you of duties which are substantially inconsistent with your present duties, responsibilities and status as the Title of the Corporation or a substantial reduction or alteration in the nature or status of your responsibilities from those in effect as of the date hereof;

               (ii) a reduction by the Corporation in your base salary as in effect on the date hereof or as the same shall be increased from time to time ("Base Salary");

               (iii) the Corporation's requiring you to be based at a location in excess of twenty-five (25) miles from the location where you are currently based;

               (iv) the failure by the Corporation to continue in effect any of the Corporation's employee benefit plans, policies, practices or arrangements, including, but not limited to, those plans, policies and arrangements maintained solely for the benefit of key management personnel, in which you participate, or the failure by the Corporation to continue your participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the date hereof; provided, however, that such plans, policies or arrangements are not replaced by one or more alternative or substitute plans, policies, or arrangements providing substantially equivalent benefits in the aggregate;

               (v) the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

               (vi) any purported termination by the Corporation of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below, and for purposes of this Agreement, no such purported termination shall be effective.

Your right to terminate your employment pursuant to this Subsection (c) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

          (d)  Notice of Termination. Any termination by the Corporation for
               ---------------------
Cause or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

          (e)  Date of Termination. "Date of Termination" shall mean the date
               -------------------
specified in the Notice of Termination where required or in any other case upon ceasing to perform services to the Corporation; provided that if within thirty
(30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by a binding and final arbitration award.

      4.  Compensation Upon Termination or During Disability. Except as provided
          --------------------------------------------------
in Section 4(e) hereof, following a Change in Control of the Corporation, as defined in Section 2 hereof, upon termination of your employment or during a period of disability, you shall be entitled to the following benefits:

          (a) During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness, you shall continue to receive your Base Salary at the rate in effect at the commencement of any such period, until your employment is terminated pursuant to Section 3(a) hereof. Thereafter, your benefits shall be determined in accordance with the Corporation's retirement, insurance and other applicable programs and plans then in effect.

          (b) If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required hereunder, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

          (c) If your employment terminates by reason of your Retirement, or by reason of your death, your benefits shall be determined in accordance with the Corporation's retirement, survivor's benefits, insurance and other applicable programs and plans, then in effect.

          (d) If your employment by the Corporation shall be terminated (i) by the Corporation other than for Cause, Retirement or Disability or (ii) by you for Good Reason, you shall be entitled to the benefits (the "Severance Payments") provided below, in lieu of the benefits provided by the Corporation's general severance program:

               (i) the Corporation shall pay you your full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder;

               (ii) the Corporation will pay as severance benefits to you, not later than the fifth day following the Date of Termination, a lump sum severance payment equal to two times the sum of your (A) annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination, and (B) the greater of (1) your most recent annual award under the Corporation's long-term and short-term incentive plans as in effect from time to time or (2) the target payout under such plan in respect of the year in which such termination occurs;

               (iii) in lieu of shares of common stock of the Corporation ("Option Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to you under the Corporation's stock option plans, together with any additional, substitute or successor option program or plan as may be in effect from time to time (which Options shall be cancelled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (A) the higher of the closing price of Option Shares reported on the New York Stock Exchange on the Date of Termination or the highest per share price for Option Shares actually paid in connection with any Change in Control of the Corporation, over the per share exercise price of each Option held by you, times (B) the number of Option Shares covered by each such Option (the "Product Amount"); provided, however, that, if payment of the Product Amount in cash would cause a transaction of the Corporation intended by the Corporation to qualify for "pooling-of-interests" accounting not to qualify for such accounting, payment of the Product Amount shall be made in shares of the stock of the company which is the resulting or surviving company in such transaction which are at the time of closing of such transaction of equal value to the Product Amount.

               (iv) for a twenty-four (24) month period after the Date of Termination, the Corporation will arrange to provide you at the Corporation's expense with benefits under the Corporation's life insurance, medical and dental plans, or benefits substantially similar to the benefits you were receiving immediately prior to the Notice of Termination under such plans and to provide you, at your expense, with benefits under the Corporation's accident and disability plans, if the respective insurance carrier agrees to do so; but benefits otherwise receivable by you pursuant to this Paragraph (iv) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation; and

               (v) for a twelve (12) month period after the Date of Termination, the Corporation will provide you with outplacement counseling with an independent professional at the Corporation's expense.

          (e) Notwithstanding the provisions of Subsection (d) hereof, if, in the opinion of tax counsel selected by the Corporation's independent auditors,

               (i) any payments or benefits which would otherwise be received by you, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a change in control of the Corporation or any person affiliated with the Corporation or such person, constitute "parachute payments" (such payments, including the Severance Payments, being hereinafter called "Total Payments") within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and

               (ii) the aggregate present value of the Total Payments would exceed 2.99 times your "base amount," as defined in Section 280G(b)(3) of the Code, then, in lieu of the Severance Payments, the Corporation shall pay to you under this Subsection, no later than the fifth day following the Date of Termination, a lump sum amount such that the aggregate present value of the Total Payments is equal to 2.99 times your base amount.

For purposes of the preceding paragraph, your base amount and the value of the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of the tax counsel referred to herein.

          (f) The payments provided for in Subsections (d) and (e) above shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate as determined in good faith by the Corporation of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. Notwithstanding the immediately preceding sentence, in the event that payment of the amount described in Section 4(d)(iii) is required by the proviso in such Section to be made in shares of stock, the calculation of the number of such shares and the payment of such shares may be delayed by the Corporation beyond the thirty-day payment deadline, if such delay is determined in good faith by the Corporation to be necessary and payment is made as soon as the number of such shares can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (g) The Corporation shall also pay to you all legal fees and expenses incurred by you as a result of such termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

          (h) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

     5.   Successors; Binding Agreement.
          -----------------------------

          (a) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is not such designee, to your estate.

      6.  Notice. For the purpose of this Agreement, notices and all other
          ------
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement.

      7.  Miscellaneous. No provision of this Agreement may be modified, waived
          -------------
or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

      8.  Validity. The invalidity or unenforceability of any provision of this
          --------
this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      9.  Counterparts. This Agreement may be executed in several
          ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      10. Arbitration. Any dispute or controversy arising under or in
          -----------
connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

      11. Effective Date. This Agreement shall become effective as of the date
          --------------
set forth above.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

                                        Sincerely,

                                        THE MEAD CORPORATION


                                        By _______________________________
                                             Name
                                             Title

Agreed to this _____ day
of _______, ____.


By ___________________________
   Name
   Title

                                AMENDMENT TO THE
                                LETTER AGREEMENT

This Amendment to the Letter Agreement dated as of January 1, 2000 (the "Agreement") between The Mead Corporation, an Ohio corporation (the "Corporation"), and ____________________is made as of June 22, 2000.

     1. Section 4(d)(ii) of the Agreement is hereby amended in its entirety, to read as follows:

          (ii) the Corporation will pay as severance benefits to you, not later than the fifth day following the Date of Termination, a lump sum severance payment equal to two and one-half (2.5) times the sum of your (A) highest rate of annualized Base Salary in effect at any time up to and including the Date of Termination, and (B) the greater of
          (x) the highest amount of the actual annual incentive and long-term incentive you received under the Mead Annual Incentive Plan and the Mead Long-Term Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred, and (y) the highest amount of your target annual incentive and your target long-term incentive established for the Mead Annual Incentive Plan and the Mead Long-Term Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred (or, if higher, your target annual incentive and your target long-term incentive established for the Mead Annual Incentive Plan and the Mead Long-Term Incentive Plan for the plan year in which your Date of Termination occurred);

     2. Section 4(d) of the Agreement is hereby amended by re-designating Subsection (v) as Subsection (vi) and by adding the following new Subsection (v) to read as follows:

          (v) In addition to the retirement benefits to which you are entitled under each Pension Plan or any successor plan thereto, the Corporation shall pay you a lump sum amount in cash, calculated under the assumption that at such Date of Termination you had an additional three (3) years of age and service credits, provided that your age and service will not be treated as extending beyond your 65th birthday, with Compensation (as defined in such Pension Plan) for each of such three (3) additional years to be treated at (A) your highest rate of annualized Base Salary in effect at any time up to and including the Date of Termination, and (B) the greater of (x) the highest amount of the actual annual incentive you received under the Mead Annual Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred, and (y) the highest amount of your target annual incentive established for the Mead Annual Incentive Plan for the three plan years immediately preceding the year in which your Date of Termination occurred (or, if higher, the target annual incentive established for the Mead Annual Incentive Plan for the plan year in which your Date of Termination occurred). For purposes of this Section 4(d)(v), "Pension Plan" shall mean any tax-qualified pension or non-qualified supplemental pension or excess benefit pension plan maintained by the Corporation and any other plan or agreement entered into between you and the Corporation which is designed to provide you with retirement benefits. The three (3) additional years of age and service shall be used for purposes of all calculations under this section, including but not limited to the early retirement reduction calculation so as to offset such reduction. All calculations under this Agreement with respect to your benefits shall be made without regard to any amendments to any Pension Plan made subsequent to a Change in Control which adversely affect in any manner the computation of retirement benefits hereunder.

     3. Section 4 of the Agreement is hereby amended by adding the following new subsection at the end thereof:

          (i) Except as provided in Section 4(e), the Corporation's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Corporation may have against you or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand.

     4. Section 4(e) of the Agreement is hereby amended, in its entirety, to read as follows:

          (i) Whether or not you become entitled to the Severance Payments, if any of the payments or benefits received or to be received by you in connection with a Change in Control or termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control or any Person affiliated with the Corporation or such Person) (all such payments and benefits, excluding the Gross-Up Payment (as hereinafter defined), being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") referred to in Section 4999 of the Internal Revenue Code (the "Code"), or any similar tax that may hereafter be imposed, the Corporation shall pay you in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax upon the Total Payments and any federal, state and local income taxes, employment taxes, and Excise Tax upon the Gross-Up Payment provided for by this
          Section 4(e) (including FICA), shall be equal to the Total Payments;

          (ii) For purposes of determining the potential impact of the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to you and selected by the accounting firm which was, immediately prior to the Change in Control, the Corporation's independent auditor (the "Auditor"), such payments or benefits (in whole or in part, and whether received or to be received in the future) do not constitute parachute payments, including by reason of
          Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state or locality of your residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section (e)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes;

          (iii) In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional Gross-Up Payment in respect to such excess (plus any interest, penalties or additions payable by you with respect to such excess) within five (5) business days following your payment of such excess. If, after receipt of the Gross-Up Payment, you become entitled to receive any refund with respect to a determination that there was an overpayment of any Excise Tax or income tax with respect to the Gross-Up Payment, including interest and penalties with respect thereto, you shall, within five
          (5) business days following receipt of such refund, promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon (after taxes applicable thereto)).

          (iv) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of an additional Gross-Up Payment. Such notification shall be given no later than ten (10) business days after the Internal Revenue Service issues to you either a written notice proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and you shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall: (w) give the Corporation any information reasonably requested by the Corporation relating to such claim; (x) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation; (y) cooperate with the Corporation in good faith in order to effectively contest such claim; and (z) permit the Corporation to participate in any proceedings relating to such claim. Provided, however, that the Corporation shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, income and employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing, the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.